Exhibit 99.1

For Release at 7:00 am (ET)

Mykrolis Corporation Reports First Quarter Results

BILLERICA, Mass., May 5, 2005 – Mykrolis Corporation (NYSE: MYK), a leading supplier of components and systems to the semiconductor industry, announced today first quarter revenues of $73.6 million, which were roughly even with $74.0 million in the fourth quarter of 2004 and 4 percent above $70.5 million in the comparable quarter a year ago.

Net income per diluted share for the first quarter was $0.13, which compared to net income per diluted share of $0.18 in the fourth quarter and to net income per diluted share of $0.16 in the first quarter a year ago.

Gideon Argov, Chief Executive Officer, commented: “Our first quarter operating results were consistent with our expectations, as industry trends were predominantly stable across our product areas and our geographic markets. Our product mix continued to favor our consumable filtration products. Sales of consumable and equipment products were 69 percent and 31 percent of first quarter sales, respectively, which was essentially unchanged from the fourth quarter.”

Mr. Argov continued, “Among the highlights for the quarter was the acquisition of Extraction Systems, Inc. in March 2005. While Extraction Systems did not significantly impact our operating results for the first quarter, this acquisition dovetails well with our existing gas filtration and purification products. Extraction System’s technologies offer significant synergies to accelerate development of products for next-generation lithography applications, which are among the fastest growing segments of the semiconductor market. “

Management Outlook

Mykrolis indicated that for its second quarter of fiscal 2005 it anticipates sales in the range of $73 to $77 million and net income per diluted share in the range of $0.13 to $0.17.

Revenue by Geographic Region ($’s millions):

	Q1 2005	Q1 2004	% Growth
North America	$18.0	$21.0	-14%
Japan	26.9	26.7	1%
Asia	21.7	16.4	32%
Europe	7.0	6.4	9%

Total	$73.6	$70.5	4%

	Q1 2005	Q4 2004	% Growth
North America	$18.0	$16.4	10%
Japan	26.9	27.6	-3%
Asia	21.7	22.0	-1%
Europe	7.0	8.0	-12%

Total	$73.6	$74.0	-1%

Quarterly Earnings Call

Mykrolis will hold a conference call to discuss its results for the first quarter on Thursday, May 5, 2005 at 10:00 a.m. ET (7:00 a.m. PT). The conference call dial-in number is 800-819-9193; outside the U.S., the number is 913-981-4911. A replay of the call can be accessed at 719-457-0820 (passcode: 7422392). The conference call will also be webcast on the investor relations portion of the Mykrolis web site at www.mykrolis.com.

About Mykrolis

Mykrolis develops and manufactures fluid management and microcontamination control components and integrated systems for the semiconductor industry. The company’s product line comprises consumables and equipment that measure, control and purify liquids, gases and chemicals critical to the manufacturing process. In addition to the semiconductor industry, Mykrolis serves related markets including manufacturers of flat panel displays, bulk chemicals, and data storage devices. Mykrolis is based in Billerica, Massachusetts. For more information, visit www.mykrolis.com.

Mykrolis Forward looking Statement Disclaimer

The matters discussed herein, as well as in future oral and written statements by management of Mykrolis Corporation that are forward-looking statements, are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. When used herein or in such statements, the words “anticipate”, “believe”, “estimate”, “expect”, “hope”, “may”, “will”, “should” or the negative thereof and similar expressions as they relate to Mykrolis, its business or its management are intended to identify such forward-looking statements. Potential risks and uncertainties that could affect Mykrolis’s future operating results include, without limitation, the risk that a sustained industry recovery may be weaker than past recoveries, our inability to meet increasing demands for our products from our key customers; increased competition in our industry resulting in downward pressure on prices and reduced margins, as well as those risks described under the headings “Risks Relating to our Business and Industry”, “Risks Related to the Securities Markets and Ownership

of Our Securities,” and “Risks Related to our Separation from Millipore” in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2004.

Mykrolis Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended
	4/2/2005	4/3/2004
	(unaudited)
Net sales	$73,594	$70,515
Cost of sales	38,833	36,446

Gross profit	34,761	34,069
% of sales	47.2%	48.3%

Research & development expenses	7,066	6,297
Selling, general & admin. expenses	21,869	19,669

Operating income	5,826	8,103
% of sales	7.9%	11.5%
Other income, net	1,451	474

Income before income taxes	7,277	8,577
Income tax expense	1,746	1,590

Net income	$5,531	$6,987
% of sales	7.5%	9.9%

Basic net income per share	$0.13	$0.17
Basic weighted average shares outstanding	41,969	41,001

Diluted net income per share	$0.13	$0.16
Diluted weighted average shares outstanding	43,610	43,430

Mykrolis Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	(unaudited)
	April 2, 2005	Dec. 31, 2004
Assets
Cash and cash equivalents	$64,697	$88,185
Marketable securities	32,084	42,228
Accounts receivable, net	59,023	62,456
Inventories	44,706	41,835
Other current assets	6,154	4,351

Total current assets	206,664	239,055

Property, plant and equipment, net	65,199	65,564
Goodwill and intangible assets, net	52,693	33,015
Other assets	14,532	13,334

Total assets	$339,088	$350,968

Liabilities and shareholders’ equity
Accounts payable	$19,256	$14,887
Accrued expenses and other current liabilities	34,276	52,902

Total current liabilities	53,532	67,789

Other liabilities	11,984	11,664
Shareholders’ equity	273,572	271,515

Total liabilities and shareholders’ equity	$339,088	$350,968

###

Contacts:

Bertrand Loy, Chief Financial Officer

Steve Cantor, Director of Investor Relations and Corporate Communications

Tel#: 978-436-6500

Email: investor_relations@mykrolis.com